Exhibit 16.1

March 28, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ambow Education Holding Ltd. under Item 16 of its Form 20-F dated March 28, 2025. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Ambow Education Holding Ltd. contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP